                            ASSET PURCHASE AGREEMENT

          This Agreement dated May 26, 1999 is made

BETWEEN

               NESTLE CANADA INC. (the "VENDOR")

               - and -

               ARCHIBALD CANDY CORPORATION (the "PURCHASER")

                                    RECITALS

A.        The Vendor (through its wholly-owned subsidiary, Laura Secord Inc.)
carries on the Business;

B.        The Vendor is willing to sell the Assets to the Purchaser;

C. The Purchaser is willing to purchase the Assets and to assume the Assumed Obligations; and

D. For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1

                                INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

     (1) "ACCOUNTS PAYABLE" means all accounts payable, including Taxes, Related to the Business.

     (2) "ACCOUNTS RECEIVABLE" means all accounts receivable, bills receivable, trade accounts and book debts Related to the Business.

     (3) "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

     (4) "AGENCY SALES" means the distribution and sale of various products branded under the Trademarks to third party wholesalers and retailers, including drug and department stores.

     (5) "AGREEMENT" means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

     (6) "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

     (7) "ASSETS" means, to the extent that such rights and interests may be assigned to the Purchaser, all the properties, assets, interests and rights of the Vendor or its Affiliates which are Related to the Business (other than the Excluded Assets), including the following:

          (a)  the Real Property Leases;

          (b)  the Personal Property;

          (c)  the Personal Property Leases;

          (d)  the Trademarks;

          (e)  the Product Information;

          (f)  Inventories;

          (g) all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by manufacturers, suppliers, vendors or others in connection with the Assets or the Assumed Obligations or otherwise Related to the Business and all rights and interests under or pursuant to claims by the Vendor and its Affiliates against third parties which are Related to the Business;

          (h)  the Contracts;

          (i)  the Licences and Permits (to the extent transferable);

          (j)  the Prepaid Amounts;

          (k)  the Books and Records;

          (l)  the Data Processing System;

          (m)  the Vendor's interest in the Combination Stores;

          (n) all goodwill Related to the Business including the exclusive right to carry on the Business as successor to the Vendor, the exclusive right to use the name Laura Secord or any version thereof and the present telephone numbers and other communications numbers and addresses of the Business (other than internet addresses Related to the Business);

          (o) any assets relating to pension plans to be transferred to the Purchaser pursuant to Article 8;

          (p)  cash in an amount equal to $400 per Laura Secord Shop;

          (q) all deposits held by the Vendor and its Affiliates which are Related to the Business with respect to services to be performed or products to be delivered after the Closing; and

          (r)  the assets listed on Schedule 1.1(7)(r).

     (8)  "ASSUMED LIABILITIES" means:

          (a) all liabilities to be incurred or arising on or after the Closing Time under (i) the Personal Property Leases, (ii) the Contracts,
               (iii) the Licences and Permits and (iv) the Real Property Leases; in each case, to the extent (A) such Assets are transferred to the Purchaser or held by the Vendor in trust for the Purchaser pursuant to Section 3.6 and (B) not attributable to a breach or default thereunder by the Vendor or the Vendor's Affiliates prior to the Closing Time;

          (b) the expenses of the Business as of the Closing Date , including liabilities arising under issued gift certificates and special event (i.e. weddings) deposits received, for which the Purchaser receives payment or credit from the Vendor pursuant to the proration performed pursuant to Section 2.4; the Accounts Payable incurred or arising from and after the Closing Time; all claims, obligations and liabilities under or relating to any litigation, claim, action, suit or proceeding involving the Purchaser or its Affiliates which is attributable to events or circumstances that do not constitute Excluded Liabilities or for which the Vendor is obligated to indemnify the Purchaser pursuant to Article 6; income taxes of the Purchaser or its Affiliates; and all Taxes imposed on the Purchaser or its Affiliates with respect to the Business or the Assets for any period from and after the Closing Time;

          (c) the obligations and liabilities with respect to the Transferred Employees to the extent set forth in Article 8 hereof; and

          (d) all Liabilities that the Purchaser expressly agrees to assume pursuant to this Agreement.

     (9) "BEST OF THE VENDOR'S KNOWLEDGE" means the knowledge of the President of LSI, the Chief Financial Officer of the Vendor and the General Counsel of the Vendor, each after due inquiry and reasonable investigation.

     (10) "BOOKS AND RECORDS" means all books, records, files and papers Related to the Business or the Assets, including stationery, office supplies, accounting records, audit working papers, cost and pricing information, business plans, drawings, computer programs, software programs, manuals and data, sales and advertising materials, catalogues, sales and purchases correspondence, trade association files, research and development records including customer research and market data, lists of present and former customers and suppliers, personnel, employment and related records in respect of the Transferred Employees as well as all copies and recordings which relate to the foregoing.

     (11) "BUSINESS" means the business carried on by the Vendor and its Affiliates of:

          (a) the distribution and sale of various products through Laura Secord Shops and Laura Secord kiosks; and

          (b) the distribution and sale of various products branded under the Trademarks through Agency Sales.

     (12) "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto.

     (13) "CANADIAN DOLLARS" means the lawful currency of Canada.

     (14) "CLAIM" has the meaning given in Section 6.1.

     (15) "CLOSING" means the completion of the purchase and sale of the Assets in accordance with the provisions of this Agreement.

     (16) "CLOSING DATE" means subject to Section 4.3, the date after the Financing Expiration Date (where the Agreement has not been terminated by the Purchaser pursuant to Section 4.3(c) hereof), and after the conditions set forth in Article 4 have been satisfied or waived by the appropriate party, which date is the earlier of (a) the date designated by Purchaser on not less than five (5) days' notice and (b) July 30, 1999.

     (17) "CLOSING TIME" means the time of closing on the Closing Date provided for in Section 3.1.

     (18) "COMBINATION STORES" means the Laura Secord/Hallmark combination retail stores listed in Schedule 1.1(39), Part B and Part C.

     (19) "CONSENTS AND APPROVALS" means all consents and approvals required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, including those listed in Schedule 5.1(24).

     (20) "CONTRACTS" means all rights and interests of the Vendor (or any Affiliate of the Vendor) to and in all pending and/or executory contracts, agreements, leases, subleases and binding arrangements, whether oral or written, Related to the Business or by which the Vendor (or any Affiliate of the Vendor) or any of the Assets or the Business is bound or affected, including the Personal Property Leases and Real Property Leases and, to the extent assignable, all confidentiality agreements obtained by the Vendor in connection with its sale of the Business and including those listed in Schedule 1.1(20), but excluding the Excluded Contracts.

     (21) "DATA PROCESSING SYSTEM" means the computer equipment and associated peripheral devices and the related operating and application systems and other software which is owned by the Vendor or which is leased or licensed by the Vendor pursuant to a transferable lease or license, and which is Related to the Business (including any of the foregoing set forth in Schedule 1.1(7)(r)) other than off-the-shelf personal computer software and the computer equipment, application systems and software listed in Schedule 1.1(21).

     (22) "DIRECT CLAIM" has the meaning given in Section 6.4.

     (23) "EMPLOYEE" means every employee of the Vendor working in the Laura Secord Shops and the other employees of the Business listed in
          Schedule 1.1(23), including employees on maternity leave, parental leave, weekly indemnity, worker's compensation leave and short term disability leave (the "Absent Employees") but not including employees on long term disability leave.

     (24) "ENVIRONMENTAL LAWS" means Applicable Law in respect of the natural environment, public or occupational health, emissions, discharges, spills, releases or threatened releases of Hazardous Substances, the use, manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances and the regulation of storage tanks.

     (25) "EXCLUDED ASSETS" means the following property and assets of the
          Vendor:

          (a) all assets, properties, interests and rights not Related to the Business, including the manufacturing plant and warehouse located at 1500 Birchmount Road, Toronto, Ontario and including all physical assets not located on the Leased Premises (except as otherwise expressly provided in Schedule 1.1(7)(r));

          (b) all rights and interests in and to all employee benefit plans of the Vendor and any related assets other than those to be transferred to or assumed by the Purchaser pursuant to Article 8 of this Agreement;

          (c) the rights of the Vendor under this Agreement or under any agreements or documents made pursuant to this Agreement to which the Vendor is a party;

          (d)  all Excluded Contracts;

          (e) all cash on hand (other than the amount referred to in Section 1.1(7)(p)) or in banks or other depositories;

          (f) all inventories of various products on hand (other than the Inventories referred to in Section 1.1(7)(f));

          (g)  all Accounts Receivable;

          (h) all "Nestle" trade-marks, designs and copyright and all other intellectual property, whether owned by SPN, the Vendor or any other Person, except as listed in Schedule 1.1(61) and 1.1(69);

          (i) all accounts receivable arising from the Agency Sales prior to the Closing Time or from inter-company accounts between the Vendor and its Affiliates;

          (j)  all Excluded Personal Property;

          (k)  all insurance policies of the Vendor;

          (l) the FMSI software, the Ross financial accounting software and the SAP business software;

          (m) the benefits of any litigation which is Related to the Business and existing at Closing Time; and

          (n) the Vendor's rights relating to the French Mint Royale chocolate bar, including all Trademark rights related thereto.

     (26) "EXCLUDED CONTRACTS" means the contracts and agreements listed in
          Schedule 1.1(26).

     (27) "EXCLUDED LIABILITIES" means all debts, obligations and liabilities of any kind or nature (whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise) of the Vendor or any Affiliate of the Vendor, whether or not Related to the Business, other than the Assumed Liabilities. Specifically, without limiting the foregoing, Excluded Liabilities shall include:

          (a)  the Accounts Payable incurred or arising prior to the Closing
               Time;

          (b) all claims, obligations and liabilities under or relating to any litigation, claim, action, suit or proceeding involving the Vendor, any Affiliate of the Vendor or the Business existing at the Closing Time (or which arise after the Closing Time to the extent relating to the operation of the Business prior to the Closing Time) or to which any are parties including matters set forth in Schedule 5.1(15);

          (c) any obligations or liabilities of any kind or nature resulting from any event or circumstance occurring on or prior to the Closing Time or resulting from the operations of the Business on or prior to the Closing Time, including without limitation those arising from a violation of or non-compliance with Environmental Laws;

          (d) income, capital or capital gains taxes of the Vendor and its Affiliates;

          (e) all Taxes imposed on the Vendor or its Affiliates with respect to the Business or the Assets for any period prior to the Closing Time; and

          (f)  obligations or liabilities relating to the Excluded Assets.

     (28) "EXCLUDED PERSONAL PROPERTY" means the personal property listed in
          Schedule 1.1(28).

     (29) "FINANCIAL STATEMENTS" has the meaning given in Section 5.1(20).

     (30) "GAAP" means those accounting principles which are recognized as being generally accepted in the United States, consistently applied.

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

     (31) "GOVERNMENTAL AUTHORITY" means any domestic or foreign government (federal, provincial, municipal or otherwise) or any regulatory authority, agency, commission or board of any domestic or foreign government, or any court or any other law, regulation or rule-making entity having legal entitlement and jurisdiction in the relevant circumstances, or any person acting under the legally authorized authority of any of the foregoing, including any arbitrator.

     (32) "GST" means goods and services tax imposed under Part IX of the EXCISE TAX ACT (Canada).

     (33) "HAZARDOUS SUBSTANCE" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual, including without limitation: petroleum and petroleum products, and any fractions thereof; asbestos; natural gas, synthetic gas, and any mixtures thereof; and electromagnetic field radiation.

     (34) "INCLUDING" means "including without limitation", and "INCLUDES" means "includes without limitation".

     (35) "INDEMNIFIED PARTY" means a Person whom the Vendor or the Purchaser, as the case may be, is required to indemnify under Article 6.

     (36) "INDEMNIFYING PARTY" means, in relation to an Indemnified Party, the Party to this Agreement that is required to indemnify that Indemnified Party under Article 6.

     (37) "INTERIM PERIOD" means the period from the date of this Agreement to the Closing Time.

     (38) "INVENTORIES" or "INVENTORY" means:

          (a) all of the inventories of stock-in-trade and merchandise located in the Laura Secord Shops (other than the Combination Stores) including raw materials, office, packaging and shipping supplies, ingredients and finished goods which are Related to the Business; and

          (b) all of the inventories of stock-in-trade and merchandise located in the Combination Stores which are owned by the Vendor or its Affiliates including raw materials, office, packaging and shipping supplies, ingredients and finished goods which are Related to the Business.

     (39) "LAURA SECORD SHOPS" means those retail stores listed in Schedule 1.1(39) (including the Combination Stores).

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

     (40) "LAW" means any law, by-law, rule, statute, regulation, order, judgment, decree, treaty, ordinance, announcement, guideline, directive or other requirement having the force of law, whether federal, provincial or municipal.

     (41) "LEASED PREMISES" means the leased premises which pertain to the Laura Secord Shops.

     (42) "LIABILITIES" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise.

     (43) "LICENCES AND PERMITS" means all licences, permits, authorizations and approvals Related to the Business and necessary for the conduct of the Business or the use, operation or enjoyment of the Assets and includes the Environmental Permits, including those listed in Schedule 5.1(13).

     (44) "LIEN" means any lien (statutory or other), mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

     (45) "LSI" means Laura Secord Inc., a wholly-owned subsidiary of the Vendor.

     (46) "MATERIAL ADVERSE CHANGE" means a change or other circumstance or event which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or liabilities of the Business taken as a whole. For purposes of clarity, the matters set forth in Schedule 1.1(46) shall not be deemed to be a Material Adverse Change.

     (47) "NOTICES" means the notices required to be given to any Person under Applicable Law or pursuant to any contract or other obligation to which the Vendor or its Affiliates is a party or by which the Vendor or its Affiliates is bound or which is applicable to any of the Assets, in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.

     (48) "PARTY" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; "Parties" means every Party.

     (49) "PERMITTED LIENS" means the permitted liens listed in Schedule
          1.1(49).

     (50) "PERSON" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

     (51) "PERSONAL PROPERTY" means all kiosks (and related personal property), equipment (including the scooped ice cream freezers at the Leased Premises (other than the Combination Stores) and, in addition, the Vendor's interest in those located in the Combination Stores), supplies, furniture, trade fixtures (other than those forming part of the Leased Premises) and other chattels Related to the Business located on the Leased Premises (other than the Combination Stores), and in addition, the Vendor's interest in those located in the Combination Stores and the personal property listed in Schedule 1.1(7)(r), but excluding the Excluded Personal Property.

     (52) "PERSONAL PROPERTY LEASES" means all chattel leases, kiosk leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements Related to the Business, including those listed in Schedule 1.1(52).

     (53) "PREPAID AMOUNTS" means all prepayments, prepaid charges, deposits (including security deposits), sums and fees Related to the Business or in respect of the Assets.

     (54) "PRIME RATE" means the prime rate of interest per annum, quoted by Royal Bank of Canada from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which Royal Bank of Canada refers to as its "prime rate", as such rate may be changed from time to time.

     (55) "PRODUCT INFORMATION" has the meaning given in Section 5.1(26).

     (56) "PURCHASE PRICE" has the meaning given in Section 2.2.

     (57) "PURCHASER'S BENEFIT PLANS" has the meaning given in Section 8.4(2).

     (58) "PURCHASER'S SALARIED PENSION PLAN" has the meaning given in Section 8.4(1)(b);

     (59) "PURCHASER'S SOLICITORS" means Winston & Strawn.

     (60) "REAL PROPERTY LEASES" means the leases, subleases (if any) and licence agreements for the Leased Premises.

     (61) "REGISTERED TRADEMARKS" means the registered trademarks listed in
          Schedule 1.1(61).

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

     (62) "RELATED TO THE BUSINESS" means exclusively or primarily used in or arising from the Business.

     (63) "RIGHTS" has the meaning given in Section 3.6.

     (64) "SALARIED REQUIRED AMOUNT" has the meaning given in Section 8.4(1)(c).

     (65) "SALARIED TRANSFER DATE" has the meaning given in Section 8.4(1)(d).

     (66) "SPN" means Societe des Produits Nestle S.A., an Affiliate of the Vendor.

     (67) "TAXES" means all federal, state, local, provincial, municipal, foreign or other taxes, charges, fees, levies, imposts and other assessments, other than income, capital or capital gains taxes or taxes on profits, but including all sales, use, goods and services, value added, transfer, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties, imposed by any Governmental Authority, and whether disputed or not.

     (68) "THIRD PARTY CLAIM" has the meaning given in Section 6.4.

     (69) "TRADEMARKS" means the Registered Trademarks listed in Schedule 1.1(61) and all unregistered trademarks and all registered and unregistered trade names, trade dress, service marks, copyrights and brand names owned or used by the Vendor or the Vendor's Affiliates and which are Related to the Business as listed on Schedule 1.1(69).

     (70) "TRANSFERRED EMPLOYEES" means all Employees who have been offered and have accepted an offer of employment from the Purchaser in accordance with the terms of this Agreement.

     (71) "VENDOR'S AFFILIATES" means SPN and LSI.

     (72) "VENDOR'S BENEFIT PLANS" has the meaning given in Section 8.4(2) and "BENEFIT PLANS" has the meaning given in Section 5.1(21).

     (73) "VENDOR'S SALARIED PENSION PLAN" means The Nestle Salaried Employees Pension Plan.

     (74) "VENDOR'S SOLICITORS" means Blake, Cassels & Graydon.

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

1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 BUSINESS DAYS. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5 CURRENCY AND PAYMENT OBLIGATIONS. Except as otherwise expressly provided in this Agreement:

     (1) all dollar amounts referred to in this Agreement are stated in Canadian Dollars;

     (2) any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds; and

     (3) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available not later than 2:00 p.m. (Toronto time) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.6 CALCULATION OF INTEREST. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.7 STATUTE REFERENCES. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.8 SECTION AND SCHEDULE REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement. Disclosure on one Schedule shall be deemed to be disclosure on all other applicable Schedules whether or not specifically cross-referenced to another Schedule. The Exhibits and Schedules to this Agreement are as follows:

EXHIBITS
--------
     2.5       -    Allocation of Purchase Price
     3.2(1)    -    General Conveyance and Assumption of Obligations Agreement
     3.2(2)    -    Sale of Trademarks and Product Information Agreement
                    (between SPN and Purchaser)

                                      -12-

     3.2(3)    -    Assignment and Assumption of Real Property Leases
                    Agreement (between LSI and Purchaser)
     3.2(9)    -    Vendor's Solicitors' Opinion
     3.2(12)   -    Co-Pack Agreement
     3.2(13)   -    Supply Agreement
     3.2(14)   -    Transition Services Agreement
     3.2(15)   -    Coffee Machine Loan Agreement
     3.2(16)   -    Ice Cream Cabinet Loan Agreement
     3.3 (8)   -    Purchaser's Solicitors' Opinion
     7.3       -    Consent to Assignment of Lease
     8.4(1)    -    Vendor's Salaried Pension Plan Actuarial Methods and
                    Assumptions

SCHEDULES
---------
     1.1(7)(r) -    Assets (located or stored off the Leased Premises)
     1.1(20)   -    Contracts
     1.1(21)   -    Excluded computer equipment, application systems and
                    software
     1.1(23)   -    Employees of the Business (other than Laura Secord Shop
                    employees)
     1.1(26)   -    Excluded Contracts
     1.1(28)   -    Excluded Personal Property
     1.1(39)   -    Laura Secord Shops (including Combination Stores)
     1.1(46)   -    Matters not deemed to be a Material Adverse Change
     1.1(49)   -    Permitted Liens
     1.1(52)   -    Personal Property Leases
     1.1(61)   -    Registered Trademarks
     1.1(69)   -    Trademarks (other than the Registered Trademarks)
     5.1(6)    -    Real Property Leases
     5.1(7)    -    Hallmark Agreement(s)
     5.1(8)    -    Personal Property (over $25,000)
     5.1(9)    -    Personal Property Leases (payment over $25,000)
     5.1(10)   -    Exceptions Regarding Conditions to the Assets
     5.1(11)   -    Material Contracts
     5.1(13)   -    Licenses and Permits Required to Operate the Business
     5.1(15)   -    Litigation
     5.1(17)   -    Employees: (A) Salaried; (B) Absent Employees
     5.1(20)   -    Financial Statements
     5.1(21)   -    Benefit Plans
     5.1(23)   -    Changes since December 31, 1998
     5.1(24)   -    Necessary Consents and Approvals
     5.1(25)   -    Exceptions Regarding Trademarks
     5.1(26)   -    Product Information
     5.1(28)   -    Exceptions Regarding Year 2000 Compliance
     5.1(29)   -    Outstanding Commitments Regarding Capital Expenditures

                                      -13-

     5.1(31)   -    10 Largest Agency Sales Customers, 5 Largest Suppliers to
                    Business
     6.3(1)    -    1998 EBITDA (by Laura Secord Shop)
     8.1       -    Employee Classifications
     8.3       -    Updated List of Employees
     9.8       -    Dixie Formula

                                   ARTICLE 2

                               PURCHASE OF ASSETS

2.1 AGREEMENT TO PURCHASE AND SELL. At the Closing Time, with effect from the Closing Time, subject to the terms and conditions of this Agreement:

     (1) the Vendor shall sell and the Purchaser shall purchase the Assets as they exist at the Closing Time; and

     (2) the Purchaser shall assume the Assumed Liabilities as they exist at the Closing Time. The Vendor shall continue to be responsible for the Excluded Liabilities and the Purchaser shall not assume, perform or pay the Excluded Liabilities.

2.2       AMOUNT OF PURCHASE PRICE. Subject to adjustment in accordance with
Section 2.4, the cash portion of the purchase price payable by the Purchaser to the Vendor for the Assets (the "Purchase Price") shall be $62,000,000.

2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid and satisfied as follows:

     (1) $62,000,000 shall be paid, by certified cheque, wire transfer or otherwise as the Vendor may direct, by the Purchaser to the Vendor, or as the Vendor may direct, at the Closing;

     (2) the Purchaser shall assume the Assumed Obligations by the execution and delivery of a general conveyance and assumption of liabilities agreement in the form of Exhibit 3.2(1) and an assignment and assumption of real property leases agreement in the form of Exhibit 3.2(3); and

     (3) any adjustments to the Purchase Price shall be made and satisfied in accordance with Section 2.4.

2.4       PRORATION OF EXPENSES AND PREPAID AMOUNTS.

          (a) The following items with respect to the Assets and the Business shall be prorated as of the Closing Time with the Vendor being responsible for and receiving the benefit of such items to the extent they relate to the period ending at the Closing Time and the Purchaser being responsible for and receiving the benefits of such items to the extent they relate to periods from and after the Closing Time:

               (1) rents and other charges due under the Real Property Leases assumed by the Purchaser;

               (2)  real estate and personal property taxes;

               (3) water charges, sewer rents, electricity, steam, gas and other utility charges which shall be prorated based on the number of days before and from and after the Closing Time covered by the bills paid;

               (4) periodically recurring governmental and quasi-governmental fees for Licenses and Permits (to the extent assignable);

               (5) payments made under the Contracts (other than Real Property Leases) in the ordinary course of business consistent with past practice;

               (6) the amount of all issued gift certificates and special event (i.e. weddings) deposits received by the Business;

               (7) payments covering the pay period during which the Closing shall occur of wages, commissions and applicable payroll taxes of the Transferred Employees; and

               (8) other expenses paid or due in the ordinary course of business consistent with past practices which relate to the Assets and Business.

          (b) The Purchaser shall receive a credit for all vacation, holiday or sick leave benefits which are earned as of the Closing Time for the Transferred Employees and the Vendor shall receive a credit for all vacation, holiday or sick leave benefits which have been used or paid to the Transferred Employees prior to the Closing Time but which exceed the earned portion of such benefits for the period from January 1, 1999 to the Closing Time.

          (c) With regard to Prepaid Amounts, the Vendor shall receive credit for the amount of any Prepaid Amounts relating to the period from and after the Closing Time.

          (d) Within 90 days after the Closing Date, the Purchaser and the Vendor shall give notice to the other of the payment, receipt and allocation of any of the items set forth in subparagraphs (a), (b) and (c) above and the Vendor shall reimburse the Purchaser or the Purchaser shall reimburse the Vendor, as the case may be, the net amount owed to the other.

2.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth on Exhibit 2.5. The Purchaser and the Vendor shall follow the allocations set out in Exhibit 2.5 in determining and reporting their liabilities for any taxes and, without limitation, shall file their respective income tax returns prepared in accordance with such allocations.

2.6 GST/QST ELECTION. The Purchaser is solely responsible for payment of all GST and other refundable taxes including interest and penalties thereon. At the Closing, the Vendor and the Purchaser shall execute jointly an election under Section 167 of the EXCISE TAX ACT (Canada) and Section 75 of AN ACT RESPECTING QUEBEC SALES TAX to have the sale of the Assets take place on a GST and QST-free basis under
Part IX of the EXCISE TAX ACT (Canada) and AN ACT RESPECTING QUEBEC SALES TAX and the Purchaser shall file such election with its GST and QST return for the reporting period in which the sale of the Assets takes place. The
Purchaser shall indemnify and hold the Vendor harmless in respect of any GST and QST, penalties and interest which may be assessed against the Vendor under the EXCISE TAX ACT (Canada) and AN ACT RESPECTING QUEBEC SALES TAX as a result of the transaction under this Agreement not being eligible for the election.

                                   ARTICLE 3

                              CLOSING ARRANGEMENTS

3.1 CLOSING. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of the Vendor's Solicitors, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendor and the Purchaser.

3.2 VENDOR'S CLOSING DELIVERIES. At the Closing, subject to Section 3.6 the Vendor shall deliver or cause to be delivered to the Purchaser the following documents, executed by the Vendor, LSI or SPN, as appropriate:

     (1) a general conveyance and assumption of obligation agreement substantially in the form of Exhibit 3.2(1) (the "Conveyance and Assumption of Obligations Agreement"), together with such other bills of sale or instruments of conveyance, conveying all the Assets, other than the Trademarks, which is dealt with in the Sale of Trademarks and Product Information Agreement, and the Real Property Leases, which are dealt with in the Assignment and Assumption of Real Property Leases Agreement;

     (2) a sale and transfer agreement between SPN and the Purchaser substantially in the form of Exhibit 3.2(2) (the "Sale of Trademarks and Product Information Agreement");

     (3) an assignment agreement between LSI and the Purchaser substantially in the form of Exhibit 3.2(3) (the "Assignment and Assumption of Real Property Leases Agreement");

     (4) a certificate of a senior officer of the Vendor dated as of the Closing Date certifying that all representations and warranties of the Vendor herein contained are true, correct and complete in all material respects as of the Closing Date as if made thereon and that the Vendor has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by the Vendor on or prior to the Closing Date in a form to be mutually agreed;

     (5) a certificate of the Secretary or Assistant Secretary of the Vendor certifying to the (a) articles of incorporation and by-laws of the Vendor, (b) resolutions of the Board of Directors of the Vendor and the shareholders of LSI approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (c) incumbency and signatures of the officers of the Vendor executing this Agreement and any other certificate or document delivered in connection herewith dated as of the Closing Date in a form to be mutually agreed;

     (6) a certificate of status for the Vendor from its jurisdiction of incorporation;

     (7)  the agreement of William E. Coutts Company, Limited required by
          Section 4.1(6) and any and all Consents and Approvals that have been obtained prior to the Closing;

     (8) certified copies of minutes or unanimous written consents of the Board of Directors of the Vendor and of LSI approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

     (9) an opinion of the Vendor's Solicitors addressed to the Purchaser and the Purchaser's Solicitors, in the form set forth in Exhibit 3.2(9);

     (10) the GST election referred to in Section 2.6;

     (11) releases, discharges and financing change statements, in form and substance satisfactory to the Purchaser, of all Liens, other than Permitted Liens;

     (12) an agreement between the Vendor and the Purchaser substantially in the form of Exhibit 3.2(12) (the "Co-Pack Agreement");

     (13) an agreement between the Vendor and the Purchaser substantially in the form of Exhibit 3.2(13) (the "Supply Agreement");

     (14) an agreement between the Vendor and the Purchaser substantially in the form of Exhibit 3.2(14) (the "Transition Services Agreement");

     (15) an agreement between the Vendor and the Purchaser substantially in the form of Exhibit 3.2(15) (the "Coffee Machine Loan Agreement");

     (16) an agreement between the Vendor and the Purchaser substantially in the form of Exhibit 3.2(16) (the "Ice Cream Cabinet Loan Agreement");

     (17) an undertaking of the Vendor to provide the Purchaser with a provincial sales tax clearance certificate under Section 6 of the RETAIL SALES TAX ACT (Ontario); and

     (18) all such other deeds of conveyance, bills of sale, assurances, transfers, assignments, consents, agreements, instruments and documents as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement.

3.3 PURCHASER'S CLOSING DELIVERIES. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor the following documents and payments:

     (1)  the Conveyance and Assumption of Obligation Agreement;

     (2)  the Sale of Trademarks and Product Information Agreement;

     (3) the Assignment and Assumption of Real Property Leases Agreement and the Indemnity Agreement of the Purchaser in respect of the Assignee's Obligations under the Assignment and Assumption of Real Property Leases Agreement;

     (4) a certificate of a senior officer of the Purchaser dated as of the Closing Date certifying that all representations and warranties of the Purchaser herein contained are true, correct and complete in all material respects as of the Closing Date as if made thereon and that the Purchaser has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date in a form to be mutually agreed;

     (5) a certificate of the Secretary or Assistant Secretary of the Purchaser certifying to (a) the Certificate of Incorporation and by-laws of the Purchaser, (b) resolutions of the Board of Directors of the Purchaser authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (c) incumbency and signatures of the officers of the Purchaser executing this Agreement and any other certificate or document delivered in connection herewith dated as of the Closing Date in a form to be mutually agreed;

     (6) articles of incorporation of the Purchaser certified by the appropriate government official in its jurisdiction of incorporation;

     (7) certificate of good standing for the Purchaser from its jurisdiction of incorporation;

     (8)  the payment referred to in Section 2.3(1);

     (9) certified copies of minutes or unanimous written consents of the Board of Directors of the Purchaser (and any applicable Affiliates), and if required, the shareholders of the Purchaser (and any applicable Affiliates), approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by Agreement;

     (10) an opinion of Purchaser's Solicitors addressed to the Vendor and Vendor's Solicitors in the form set forth in Exhibit 3.3(8);

     (11) the GST election referred to in Section 2.6;

     (12) the Co-Pack Agreement;

     (13) the Supply Agreement;

     (14) the Transition Services Agreement;

     (15) the Coffee Machine Loan Agreement;

     (16) the Ice Cream Cabinet Loan Agreement; and

     (17) all such other consents, agreements, instruments and documents as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement.

3.4 POSSESSION. On the Closing Date, the Vendor shall deliver or cause to be delivered to the Purchaser possession of the Assets.

3.5 NOTICES. On the Closing Date, the Vendor shall deliver the Notices announcing the consummation of the transactions contemplated by this Agreement to the Persons to whom they are addressed.

3.6 NON-TRANSFERABLE AND NON-ASSIGNABLE ASSETS. To the extent that any of the Assets to be transferred to the Purchaser on the Closing, or any claim, right or benefit arising under or resulting from such Assets (collectively, the "Rights") is not capable of being transferred without the approval, consent or waiver of any third Person, including, without limitation, the Consents and Approvals, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any Applicable Law unless such approval, consent or waiver of such third Person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of the Purchaser contained elsewhere in this Agreement, this Agreement shall not constitute a transfer of such Rights unless and until such approval, consent or waiver has been obtained.

          After the Closing and until such Rights are transferred to the Purchaser or expire or are terminated by the other contracting party, the Purchaser shall:

     (a) pay the corresponding obligations for periods on and after the Closing Time associated with such Rights as set forth in the applicable Contract, Personal Property Lease or Real Property Lease;

     (b)  to the extent the Vendor has paid for any obligation as referred to in
          (a) above, including, without limitation, all obligations under any Real Property Lease, reimburse the Vendor forthwith; and

     (c) without limiting the Vendor's obligations hereunder, cooperate in the transfer of the Rights and the obtaining of such necessary approvals, consents or waivers including taking such actions and providing such information, assurances and indemnities as may be reasonably requested or as otherwise may be provided by the applicable Contract, Personal Property Lease or Real Property Lease; provided the Purchaser shall not be obligated hereunder to pay any applicable administration or legal fee to obtain such Consent or Approval (any such administration or legal fee being the responsibility of the Vendor as well as the obligations of the Vendor set forth in Section 6.3 hereof).

          After the Closing and until such Rights are transferred to the Purchaser or expire or are terminated by the other contracting party or by the Vendor under the direction of the Purchaser, the Vendor shall:

     (a)  hold such Rights in trust for the Purchaser;

     (b) comply with the terms and provisions of such Rights as agent for the Purchaser at the Purchaser's cost and for the Purchaser's benefit;

     (c) cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Rights to the Purchaser; and

     (d) enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor arising from such Rights against any third Person, including the right to elect, exercise, extend or to terminate any such rights in accordance with the terms of such Rights upon the written direction of the Purchaser.

          In order that the full value of the Rights may be realized for the benefit of the Purchaser, the Vendor shall, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are, in the opinion of the Purchaser, reasonably necessary or proper in order that the obligations of the Vendor under such Rights may be performed in such manner that the value of such Rights is preserved and enures to the benefit of the Purchaser, and that any amounts due and payable and to become due and payable to the Purchaser in and under the Rights are received by the Purchaser. The

          Vendor shall promptly pay to the Purchaser all amounts collected by or paid to the Vendor in respect of every such Right. The Vendor shall not, without the prior written consent of the Purchaser, agree to any material modification of any Right in the course of obtaining the Consents and Approvals pursuant to Section 7.3 hereof, except to the extent the Right specifically contemplates any such material modification.

          Nothing contained in this Section 3.6 shall limit or modify the rights of the Purchaser pursuant to Section 6.3.

3.7 TRADEMARKS. The Vendor agrees to arrange for SPN, on the Closing Date, to sell and transfer to the Purchaser the Trademarks and the Product Information and to execute and deliver the Sale of Trademarks and Product Information Agreement.

3.8 REAL PROPERTY LEASES. Subject to Section 3.6, the Vendor agrees to arrange for the Vendor's Affiliates, on the Closing Date, to assign and transfer to the Purchaser their respective interest in the Real Property Leases and any other Assets owned by the Vendor's Affiliates and to execute and deliver the Assignment of Real Property Leases Agreement and any other instrument of conveyance necessary in order to convey any other Assets owned by the Vendor's Affiliates to the Purchaser.

                                   ARTICLE 4

                             CONDITIONS OF CLOSING

4.1 PURCHASER'S CONDITIONS. The Purchaser shall not be obliged to complete the purchase and sale of the Assets pursuant to this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, in writing by the Purchaser at any time; and the Vendor agrees with the Purchaser to take all such actions, steps and proceedings within the Vendor's reasonable control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

     (1) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Vendor in Section 5.1 shall be true and correct in all material respects when made and at the Closing Time as though made at such time; provided that where a representation or warranty is qualified by materiality, such materiality qualifier shall not apply for purposes of this condition and such representation and warranty shall be qualified only by the materiality qualifier provided herein.

     (2) VENDOR'S COMPLIANCE. The Vendor and the Vendor's Affiliates shall have performed and complied, in all material respects, with all of the terms and conditions in this Agreement on their part to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all the documents contemplated in Sections 3.2, 3.7 and 3.8 or elsewhere in this Agreement.

     (3)  COMPETITION ACT.  On or before the Closing Date, either:

     (a) the Purchaser shall have obtained either: (i) an advance ruling certificate pursuant to Section 102 of the COMPETITION ACT (Canada) to the effect that the Director of Investigation and Research under that Act is satisfied that there would not be sufficient grounds upon which to apply to the Competition Tribunal under Section 92 of such Act with respect to the transactions contemplated by this Agreement; or (ii) written notification pursuant to Section 123 of the COMPETITION ACT (Canada) that the Director of Investigation and Research under that Act does not at that time intend to make an application to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated by this Agreement; or

     (b) the waiting period prescribed under Section 123 of the COMPETITION ACT (Canada) shall have expired and the Director of Investigation and Research under the COMPETITION ACT (Canada) shall not have notified the Purchaser within such waiting period that he intends to make application to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated by this Agreement.

     (4) NO MATERIAL ADVERSE CHANGE. During the Interim Period there shall have been no Material Adverse Change.

     (5) PENDING ACTIONS. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, or body or authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges this Agreement or any transactions contemplated hereby or which claims damages against the Purchaser in a material amount as a result of the consummation of the transactions contemplated by this Agreement.

     (6) HALLMARK. On or before the Closing Date, the Purchaser shall have received from William E. Coutts Company, Limited its agreement to extend the current arrangement for the Combination Stores to June 30, 2000.

     (7) FINANCING. Purchaser shall, after using all commercially reasonable efforts to do so, have satisfied itself that the financing required to consummate the transactions contemplated hereby is available on terms satisfactory to the Purchaser, acting reasonably. This condition will be deemed satisfied or waived by the Purchaser unless the Purchaser otherwise notifies the Vendor on or before 6:00 p.m. Toronto time June 3, 1999 or such later date as Vendor and Purchaser shall agree (hereinafter referred to as the "Financing Expiration Date").

4.2 VENDOR'S CONDITIONS. The Vendor shall not be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Vendor, and may be waived, in whole or in part, in writing by the Vendor at any time; and the Purchaser agrees with the Vendor to take all such actions, steps and proceedings within the Purchaser's reasonable control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

     (1) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Purchaser in Section 5.2 shall be true and correct in all material respects when made and at the Closing Time as though made at such time.

     (2) PURCHASER'S COMPLIANCE. The Purchaser shall have performed and complied, in all material respects, with all of the terms and conditions in this Agreement on its part to be performed by or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendor at the Closing Time all the documents contemplated in Section 3.3 or elsewhere in this Agreement.

     (3)  COMPETITION ACT.  On or before the Closing Date, either:

     (a) the Purchaser shall have obtained: (i) an advance ruling certificate pursuant to Section 102 of the COMPETITION ACT (Canada) to the effect that the Director of Investigation and Research under that Act is satisfied that there would not be sufficient grounds upon which to apply to the Competition Tribunal under Section 92 of such Act with respect to the transactions contemplated by this Agreement; or (ii) written notification pursuant to Section 123 of the COMPETITION ACT (Canada) that the Director of Investigation and Research under that Act does not at that time intend to make application to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated by this Agreement; or

     (b) the waiting period prescribed under Section 123 of the COMPETITION ACT (Canada) shall have expired and the Director of Investigation and Research under the COMPETITION ACT (Canada) shall not have notified the Purchaser within such waiting period that he intends to make application to the Competition Tribunal under Section 92 of that Act in respect of the transactions contemplated by this Agreement.

     (4) PENDING ACTIONS. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges this Agreement or any transactions contemplated hereby.

4.3 TERMINATION. This Agreement may be terminated at any time prior to the Closing Time as follows, and in no other manner:

          (a)  by mutual consent of the Purchaser and the Vendor;

          (b) by the Purchaser or by the Vendor, if at or before the Closing Time any conditions set forth herein for the benefit of the Purchaser or the Vendor, respectively, shall not have been timely met or cannot be timely met; provided the party seeking to terminate is not in breach of or default under this Agreement;

          (c) by the Purchaser on or before the Financing Expiration Date, if the condition precedent set forth in Section 4.1(7) has not been satisfied or waived by Purchaser; or

          (d) by Vendor or Purchaser if the conditions set forth in Article 4 of this Agreement have not been satisfied or waived by the relevant party by 6:00 p.m. (Toronto time) on July 29, 1999.

          Upon any termination pursuant to this Section 4.3, the parties shall be released from their obligations under this Agreement other than the provisions in Section 10.1 and 10.16 under this Agreement.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES OF THE VENDOR. Acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Section 5.1, the Vendor represents and warrants to the Purchaser as follows:

     (1) INCORPORATION AND POWER. The Vendor is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws, has the corporate power and authority and is qualified to own, lease, operate, otherwise hold and dispose of its properties and assets wherever such qualification is material to the Business and has the corporate power and authority to carry on the Business as presently carried on by it.

     (2)  DUE AUTHORIZATION.

     (a) The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery by the Vendor of this Agreement and such other agreements and instruments and the completion by the Vendor of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Vendor.

     (b) the Vendor's Affiliates have all necessary corporate power, authority and capacity to execute all such documents and instruments and to take all such actions as are contemplated or required by this Agreement.

     (3) ENFORCEABILITY OF OBLIGATIONS. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) TITLE TO ASSETS. The Vendor and/or the Vendor's Affiliates have and on Closing shall transfer and deliver good and marketable title to all the Assets, other than (a) the Trademarks and the Product Information (which are the subject of their own representations) and (b) Assets which either individually or in the aggregate do not have a book value in excess of $50,000, free and clear of any and all Liens, except for the Permitted Liens and the Assumed Liabilities.

     (5) SUFFICIENCY OF ASSETS. Except as set forth in Schedule 5.1(23), the Assets are sufficient (in conjunction with the Co-Pack Agreement, Supply Agreement and Transition Services Agreement) to permit the continued operation of the Business in substantially the same manner as conducted currently and as of December 31, 1998. Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor or the Vendor's Affiliates of the Business as a whole or any part thereof (other than the sale of products of the Business in the ordinary course).

     (6) REAL PROPERTY LEASES. Schedule 1.1(39) is a true and accurate list of the locations of the retail stores operated by the Business. Each Real Property Lease is in full force and effect except as provided in Schedule 5.1(6) and except as required to obtain Consents and Approvals in accordance with the terms of this Agreement. The Vendor and/or the Vendor's Affiliates (or, with respect to the Combination Stores listed in Schedule 1.1(39), Part C, Hallmark Corporation or William E. Coutts Company, Limited) are entitled to the full benefit and advantage of each Real Property Lease subject to and in accordance with the terms thereof. Except as provided in Schedule 5.1(6) and except for any Real Property Leases for which any necessary Consents and Approvals have not been obtained on Closing, there has not been any material breach of or default under any Real Property Lease by the Vendor or the Vendor's Affiliates or any other Person, and neither the Vendor nor the Vendor's Affiliates have received a written notice of default from any lessor under the Real Property Leases. None of the Real Property Leases have been assigned by the Vendor or the Vendor's Affiliates or, to the Best of the Vendor's Knowledge, by any other Person in favour of any Person.

     (7) COMBINATION STORES. Schedules 1.1(39), Part B and Part C sets forth all Combination Stores in which the Vendor or the Vendor's Affiliates have an interest. Schedule 5.1(7) sets forth all written contracts and agreements and all material oral agreements which define or govern the agreements among the Vendor and William E. Coutts Company, Limited and/or Hallmark Corporation with respect to the ownership and operation of the Combination Stores. The Vendor has delivered to the Purchaser a true and correct copy of all of the agreements and contracts set forth on Schedule 5.1(7).

     (8) PERSONAL PROPERTY. Schedule 5.1(8) includes each item of Personal Property which had a book value determined in accordance with GAAP of more than $25,000 or is otherwise material to the Business.

     (9) PERSONAL PROPERTY LEASES. Schedule 5.1(9) includes a list of Personal Property Leases which involve payment by the Vendor of more than $25,000 over the term of the Personal Property Lease.

     (10) CONDITION OF THE ASSETS. Except as set forth in Schedule 5.1(10), all of the leasehold improvements and Personal Property included in the Assets are in good condition and repair for their present use in the Vendor's or its Affiliates' operations, subject to normal wear and tear, except for items which individually or in the aggregate have a book value of $25,000 or less.

     (11) CONTRACTS. Schedule 5.1(11) includes a list of Contracts (other than Real Property Leases) which are Related to the Business and either (i) involve payment to or by the Vendor or the Vendor's Affiliates of more than $50,000 over the term of the Contract or (ii) are material to the Business (the "Material Contracts"), and contains a summary of each Material Contract which is unwritten. The Vendor or the Vendor's Affiliates have not received notice of any default and the Vendor and the Vendor's Affiliates are not in material default under any Material Contract and, to the Best of the Vendor's Knowledge, no other Person who is a party to the Material Contract is in material default under any Material Contract. Except as disclosed in
Schedule 5.1(11), each Material Contract is in full force and effect, unamended by written or oral agreement, and the Vendor or an Affiliate of the Vendor is entitled to the full benefit and advantage of each Material Contract in accordance with its terms.

     (12) INVENTORIES.

     (a) No items included in the Inventories are held by the Vendor on consignment from others or have been pledged as collateral.

     (b) The Inventory is merchantable and fit for the intended purpose and is not adulterated, misbranded or stale-dated within the meaning of any Applicable Law or an appropriate reserve has been made therefor in accordance with the accounting practices as disclosed in the Financial Statements.

     (c)  At the Closing, the Inventory will be at least equal to $3,667,000.

     (13) LICENCES AND PERMITS. Schedule 5.1(13) sets forth all Licences and Permits which are required for the operation of the Business. All necessary Licences and Permits which are material to and required for the operation of the Business have been obtained. The Vendor holds all Licences and Permits free and clear of any and all Liens. Such Licences and Permits are in full force and effect and the Vendor is not in violation in any material respect of any term or provision or requirement of any such Licences and Permits.
The Vendor has not received any notice that any appropriate governmental authority intends to cancel, terminate or not renew any of the Licences and Permits.

     (14) ABSENCE OF CONFLICTING AGREEMENTS. The execution, delivery and performance of this Agreement by the Vendor and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

     (a) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Vendor or the Vendor's Affiliates or of any Contract, Real Property Lease, or Licence or Permit;

     (b) an event which, pursuant to the terms of any Contract, Real Property Lease, or any of the Licences and Permits, causes any right or interest of the Vendor or either of the Vendor's Affiliates to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest;

     (c) the creation or imposition of any Lien on any Asset, except for a Permitted Lien; or

     (d)  a violation of any Applicable Law.

     (15) LITIGATION.  Except as listed in Schedule 5.1(15), there is no:
(a) order, decree or judgment pending, in progress or in effect; or (b) action, suit, proceeding, claim or application in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending (a "Proceeding") or, to the Best of the Vendor's Knowledge, threatened (i) against or affecting the Vendor or either of the Vendor's Affiliates and Related to the Business where the amount claimed exceeds $100,000 or (ii) prohibiting the completion of the transactions contemplated by this Agreement.

     (16) ENVIRONMENTAL MATTERS.

     (a) To the Best of the Vendor's Knowledge, the Business and the Assets carried on or used by the Vendor or the Vendor's Affiliates are currently and, since January 1, 1996, have been carried on and have been used in compliance with all Environmental Laws.

     (b) There are no Proceedings against or involving the Vendor or either of the Vendor's Affiliates either in progress, pending or, to the Best of the Vendor's Knowledge, threatened which allege the violation of, or non-compliance with, any Environmental Law in connection with the operation of the Business.

     (17) EMPLOYMENT CONTRACTS AND BENEFITS. Schedule 5.1(17)(a) lists all the Employees of the Business that are on salary and their respective salaries as of the date of this Agreement and their respective date of hire.
Schedule 5.1(17)(b) lists all Absent Employees.  Except as set out in
Schedule 5.1(17)(a) and except for implied contracts of employment at law which are terminable without cause on reasonable notice, the Vendor is not a party to or bound by any contracts with or relating to any Employee, including:

     (a)  any contracts or arrangements for the employment of any Employee;

     (b) any bonus, deferred compensation, profit sharing, pension, retirement, hospitalization insurance, or other plans or arrangements providing employee benefits;

     (c) any written or unwritten personnel policies, rules, practices or procedures applicable to Employees which would be material to the Business; or

     (d) any agreement with the Vendor which would entitle any Transferred Employee to any payment solely as a result of the consummation of the transactions contemplated hereby.

     (18) EMPLOYEE RELATIONS AND OBLIGATIONS.

     (a) Neither the Vendor nor either of the Vendor's Affiliates is a party to any collective bargaining agreement, letter of understanding, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting the Business.

     (b) Neither the Vendor nor either of the Vendor's Affiliates is currently engaged in any negotiation of a collective agreement in respect of or affecting the Business.

     (c) As Related to the Business, the Vendor has not received written notice of any application, complaint or other proceeding under any employment or labour statute involving any Employee.

     (d) There is no strike, labour dispute or work stoppage pending, or to the Best of the Vendor's Knowledge, threatened against the Business.

     (e) The Business has been and is being operated in material compliance with all Laws pertaining to employees in the provinces in which it operates including without limitation (i) employment standards, human rights, labour relations, occupational health and safety, workers compensation and pay equity legislation, (ii) all current assessments under workers' compensation legislation, the EMPLOYER HEALTH TAX ACT (Ontario) and similar laws in other provinces in relation to the Employees have been paid or accrued. The Business has not been subject to any special or penalty assessment under such legislation which has not been paid, and the workers' compensation claims experience has not given rise to a surcharge being imposed on the Business under workers' compensation legislation.

     (f) There is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Best of the Vendor's Knowledge, threatened against the Business.

     (19) RESIDENCE OF THE VENDOR. The Vendor and LSI are not non-residents of Canada within the meaning of section 116 of the INCOME TAX ACT (Canada). For purposes of the INCOME TAX ACT (Canada), SPN is not an insurer and SPN has not used any Asset in carrying on a business in Canada.

     (20) FINANCIAL STATEMENTS.

     (a) The audited financial statements of the Business consist of a Balance Sheet, a Statement of Operations, a Statement of Cash Flow and Notes to the Financial

          Statements, for each of the years ended December 31, 1997 and December 31, 1998, together with the report of Deloitte & Touche LLP, Chartered Accountants, thereon (collectively, the "ANNUAL FINANCIAL STATEMENTS"). The unaudited financial statements of the Business consist of a Balance Sheet, a Statement of Operations and a Statement of Cash Flow for the four-month period ended April 30, 1999 and April 30, 1998, together with a "letter of comfort" of Deloitte & Touche LLP, Chartered Accountants (the "INTERIM FINANCIAL STATEMENTS"; together with the Annual Financial Statements, the "FINANCIAL STATEMENTS"). A true and complete copy of the Financial Statements is attached hereto as Schedule 5.1(20).

     (b) The Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial position and results of operations of the Business at the dates and for the periods indicated therein.

     (21) BENEFIT PLANS AND COMPENSATION POLICIES.

     (a) Schedule 5.1(21) contains a list of every benefit plan, program, agreement or arrangement currently maintained, contributed to, or provided by the Vendor or an Affiliate of the Vendor for the benefit of any of the Employees or their respective dependents or beneficiaries (the "Benefit Plans") including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements.

     (b) The Vendor has made available to the Purchaser true, complete and up-to-date copies of all Benefit Plans and all amendments thereto.

     (c)  Except as set out in Schedule 5.1(21),

          (i) the Vendor's Salaried Pension Plan is registered, and at all times since its inception has been established, invested, funded and administered in all material respects in accordance with Applicable Law;

          (ii) the actuarial reports made available by the Vendor to the Purchaser correctly and accurately report the financial position of the Vendor's Salaried Pension Plan as at the effective date of such reports and based on the data, methods and assumptions presented in such reports. Such reports have been prepared in accordance with accepted actuarial practice;

          (iii) the employee data forming part of the Assets is true and correct in all material respects and is sufficient to enable the Purchaser to satisfy its obligations pursuant to Section
                 8.4 of this Agreement; and

          (iv) the Vendor's Salaried Pension Plan is fully funded on an on-going and solvency basis in accordance with the actuarial reports made available by the Vendor to the Purchaser.

     (22) BROKERAGE FEES. Neither the Vendor nor either of the Vendor's Affiliates has entered into any agreement which would entitle any Person to any valid claim against the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Assets or any other matters contemplated by this Agreement.

     (23) CHANGES SINCE DECEMBER 31, 1998 ("BALANCE SHEET DATE"). Since the Balance Sheet Date, except as set forth on Schedule 5.1(23):

          (a) the Business has been conducted and carried on only in the ordinary course consistent with past practice;

          (b) except for Inventory purchased, sold or otherwise disposed of in the ordinary course of the Business, neither the Vendor nor either of the Vendor's Affiliates has purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets of or for the Business except in the ordinary and regular course of the conduct of the Business;

          (c) the Vendor has not sustained or incurred any loss or damage (whether or not insured against) on account of fire, flood, accident or other calamity which has interfered with or affected, or may interfere with or affect, the operation of the Business (other than losses or damages which are not material and are covered by insurance);

          (d) the Vendor has not made, or become committed to make, any payment, contribution or award (i) under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust covering an Employee of the Business or (ii) with respect to severance pay or termination allowances to an Employee of the Business, which has not been fulfilled;

          (e) the Vendor has not increased the rate of compensation of any salaried employee of the Business, except pursuant to employment contracts disclosed in Schedule 5.1(17) or in the ordinary and regular course of the Business;

          (f)  there has been no Material Adverse Change;

          (g) the Vendor has not changed any accounting methods or practices (including, without limitation, any depreciation or amortization policies or rates) used with respect to the Business;

          (h) Vendor has paid its liabilities and obligations in the ordinary and regular course of its business;

          (i) the Vendor has not closed, and the Vendor does not currently plan to close, any Laura Secord Shop; or

          (j) the Vendor has not agreed to do any of the items set forth in Subsection 5.1(23) (b), (d), (e), (g) or (i) herein.

     (24) NECESSARY CONSENTS AND APPROVALS. Except for the Consents and Approvals listed in Schedule 5.1(24) or as otherwise provided in Section 7.4 of this Agreement, no consent, approval or action of, filing with or notice to any Governmental Authority or, under the Real Property Leases or under any Material Contract, with any other Person on the part of Vendor is required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (25) TRADEMARKS.  Except as disclosed in Schedule 5.1(25):

          (a) the Vendor's Affiliate, SPN, is the owner of the Registered Trademarks free and clear of all Liens and rights of other users and the Trademarks (other than the Registered Trademarks) will be transferred to the Purchaser free and clear of any liens, mortgages, pledges or security interests;

          (b) to the extent disclosed in Schedule 1.1(61), the Registered Trademarks have been duly registered in Canada and elsewhere or applications to register the same have been filed, and all Registered Trademarks listed in Schedule 1.1(61) are in good standing, valid, subsisting and in full force and effect in accordance with their terms. Except as disclosed in
               Schedule 1.1(61), no licences, sublicences, covenants or agreements have been granted or entered into by the Vendor or the Vendor's Affiliates in respect of any such Registered Trademark or any applications therefor;

          (c) the Trademarks may be used by the Purchaser in the conduct of the Business after the Closing Time in the same manner as such Trademarks are presently being used, free of any claim by the Vendor, the Vendor's Affiliates and any other Person and without payment of any royalty or other fee;

          (d) the Trademarks are sufficient to permit the continued operation of the Business after the Closing in substantially the same manner as currently conducted;

          (e) neither the Vendor nor any of the Vendor's Affiliates is a party to any contract or has any commitment to pay any royalty, licence or other fee with respect to the use of the Trademarks. No Person (other than the

               Vendor or the Vendor's Affiliates) is presently licensed by the Vendor or the Vendor's Affiliates to use any of the Trademarks);

          (f)  to the Best of the Vendor's Knowledge, except as set out in
               Schedule 5.1(25), the use of the Trademarks in the conduct of the Business does not involve the infringement, misuse or misappropriation of any trademark, tradename, servicemark, trade secret, patent, copyright or other intellectual property rights of any Person;

          (g) except as disclosed in Schedule 5.1(25), there is no pending or threatened claim by the Vendor or either of the Vendor's Affiliates against any Person for infringement, misuse or misappropriation of any patent, trademark, tradename, servicemark, copyright or trade secret owned by the Vendor or either of the Vendor's Affiliates and which is utilized or required in the conduct of the Business; and

          (h) none of the Assets is the subject matter of any patent owned or licensed by the Vendor or either of the Vendor's Affiliates.

     (26) PRODUCT INFORMATION.

          (a) The recipes, product formulae (including chocolate coatings), manuals, specifications, mixing instructions and other technical information (collectively, the "Product Information") used in the manufacture of products sold by the Business (other than products which the Business purchases from other Persons and which are not manufactured using the Business' recipes and formulas) (collectively, the "Products") are sufficient to permit the manufacture of the Products as heretofore manufactured by or on behalf of the Vendor. All Product Information in written form shall be delivered to the Purchaser on Closing.

          (b) The Product Information will be transferred to the Purchaser free and clear of any liens, mortgages, pledges or security interests.

          (c) The Product Information may be used by the Purchaser in the manufacture of the Products after the Closing Time free of any claim by the Vendor, the Vendor's Affiliates and other Persons and without payment of any royalty or other fees.

          (d) No Person (other than the Vendor or the Vendor's Affiliates) is presently licensed by the Vendor or the Vendor's Affiliates to use any of the Product Information.

          (e) The Product Information shall be exclusive to the Purchaser to the extent that the Product Information is unique to the manufacture of the Products and non-exclusive to the extent that the Product Information is used by the Vendor, either of the Vendor's Affiliates or any other Person in respect of the conduct of their other business activities. Schedule 5.1(26) sets forth a true and complete list of the products manufactured by the Vendor or the Vendor's Affiliates using the Product Information and indicates, on a product by product basis, whether the Product Information used to produce such product is also used by the Vendor or the Vendor's Affiliates in respect of the conduct of their other business activities.

     (27) DATA PROCESSING SYSTEM. The Data Processing System is in good working order and, together with the FMSI software, Ross financial accounting software and SAP business software (which are Excluded Assets), are capable of handling all of the ordinary data processing needs and requirements of the Business.

     (28) YEAR 2000 ISSUE. Except as listed in Schedule 5.1(28), the Vendor has (i) undertaken a detailed review and assessment of all areas with the business and operations of the Business that could be adversely affected by the potential problem caused by computer applications being unable to properly perform date sensitive functions on or after January 1, 2000 due to an inability to distinguish the Year 2000 from the Year 1900 (the "Year 2000 Issue"), (ii) developed a detailed plan and time line for addressing the Year 2000 Issue on a timely basis and (iii) to date, implemented such plan substantially in accordance with the timetable. Except as listed on Schedule 5.1(28), the Vendor reasonably anticipates that all computer applications that are material to the Business and the performance of its obligations hereunder will on a timely basis be able to perform properly date sensitive functions for all dates before and after January 1, 2000 ("Year 2000 Compliant") and the Vendor has made inquiry of each of its key suppliers, vendors and customers as to whether such persons will on a timely basis be Year 2000 Compliant in all material respects and believes that substantially all such persons will be Year 2000 Compliant.

     (29) CAPITAL EXPENDITURES. Schedule 5.1(29) sets forth all outstanding commitments of the Vendor and the Vendor's Affiliates with respect to the Business for capital expenditures.

     (30) RELATED PARTY TRANSACTIONS. Except for ownership of certain of the Assets by the Vendor's Affiliates (which the Vendor has agreed herein to be conveyed to the Purchaser at the Closing Time) and the supply of various products sold in the Business by the Vendor to LSI, neither the Vendor nor the Vendor's Affiliates (i) owns five percent or more of any class of securities of, or has an equity interest of five percent or more in, any Person, which has any material business relationship (as lessor, supplier, customer or otherwise) with the Business, (ii) has any other material business relationship (as lessor, supplier, customer or otherwise) with the Business. Other than the Vendor's Affiliates, no Affiliate of the Vendor owns, or has any interests in, any right, property or asset which is utilized or required in connection with owning or operating the Business.

     (31) CUSTOMERS AND SUPPLIERS. Schedule 5.1(31) contains a complete and accurate list of the ten largest Agency Sales customers of the Business (in terms of dollar volume of sales made or services provided to such customer during the fiscal year ended December 31, 1998). Schedule 5.1(31) also contains a complete and accurate list of the five largest suppliers to the Business (in terms of dollar volume of purchase from or services provided by such supplier during the fiscal year ended December 31, 1998). In the last twelve months, no customer or supplier set forth on Schedule 5.1(31) has cancelled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Vendor or its Affiliates. The Vendor and its Affiliates have not received any notice, nor does the Vendor or its Affiliates have any knowledge that any customer or supplier set forth on Schedule 5.1(31) intends to cancel or otherwise modify its relationship with the Vendor and its Affiliates.

     (32) GST. The Vendor is registered under Part IX of the EXCISE TAX ACT (Canada) with registration number 119360063. LSI is registered under Part IX of the EXCISE TAX ACT (Canada), with registration number 102993771. The Vendor is registered under AN ACT RESPECTING QUEBEC SALES TAX with registration number 1017559351. LSI is registered under AN ACT RESPECTING QUEBEC SALES TAX with registration number 1002895761.

     (33) TAXES. The Vendor has paid or made arrangements for the payment of all Taxes due and payable prior to the Closing Date in connection with the Business and the Assets that could give rise to a lien on the Assets or that could become or give rise to a liability or obligation of the Purchaser. There are no proceedings or claims pending or made or, to the Best of the Vendor's Knowledge, threatened against the Vendor in respect of Taxes attributable to or arising in connection with the Business or the Assets. With respect to the Business, the Vendor has withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld therefrom and has remitted such Taxes in the proper tax or other receiving authorities within the time required under Applicable Law.

     (34)COMPLIANCE WITH LAWS. Neither the Vendor nor either of the Vendor's Affiliates is owning or operating the Business or Assets in violation in any material respect of any Law or other binding action of a Governmental Authority (other than: (a) Environmental Laws, which are the subject of Section 5.1(16); (b) Laws pertaining to employees, which are the subject of
Section 5.1(18); (c) Laws pertaining to employee benefit matters, which are the subject of Section 5.1(21); and (d) Laws pertaining to Taxes, which are the subject of Section 5.1(33)).

5.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Acknowledging that the Vendor is entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this Section 5.2, the Purchaser represents and warrants to the Vendor as follows:

     (1) INCORPORATION AND POWER. The Purchaser is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.

     (2) DUE AUTHORIZATION. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this

Agreement and such other agreements and instruments. The execution and delivery by the Purchaser of this Agreement and such other agreements and instruments and the completion by the Purchaser of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

     (3) ENFORCEABILITY OF OBLIGATIONS. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) FINANCING. Subject to Section 4.1(7), the Purchaser has sufficient funds and/or financing available to it in order to complete the transactions contemplated by this Agreement.

     (5) CLAIMS. There is no existing circumstance or, to the best of the Purchaser's knowledge, any pending circumstance which would result in a claim for damages against the Purchaser in a material amount as a result of the consummation of this Agreement.

5.3       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     (1)  The representations and warranties of the Vendor contained in
Section 5.1 or in any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of 18 months from the Closing Time except (i) those provided in subsections 5.1(4),
(16), (22), and (25)(a) and 26(b), which shall survive the Closing for a period of five years, (ii) those provided in subsection 5.1(33), which shall survive the Closing for a period expiring 30 days after the applicable taxing authorities are no longer entitled to reassess for Taxes against the Vendor or either of the Vendor's Affiliates with respect to the Business and in respect of any fiscal period of the Vendor or either of the Vendor's Affiliates that includes or ends prior to the Closing Date and (iii) those provided in subsections 5.1(25)(b)-(h) inclusive and 5.1(26)(a),(c),(d) and
(e), which shall survive the Closing for a period of 12 months following the termination of the Co-Pack Agreement, and, notwithstanding the Closing, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except for fraud or with respect to any Claims asserted by the Purchaser in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of the relevant period.

     (2)  The representations and warranties of the Purchaser contained in
Section 5.2 or in any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of 18 months notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendor, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except for fraud or with respect to any Claims asserted by the Vendor in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period.

                                   ARTICLE 6

                                INDEMNIFICATION

6.1 INDEMNITY BY THE VENDOR. Subject to Section 6.10, the Vendor shall indemnify and hold the Purchaser, its directors, officers, employees, agents and representatives harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as "Claim") which may be made or brought against an Indemnified Party or which an Indemnified Party may suffer or incur directly as a result of, in respect of or arising out of:

     (a) any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or of the Vendor or either of the Vendor's Affiliates in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

     (b) any breach of or any non-fulfilment of any covenant or agreement on the part of the Vendor under this Agreement or of the Vendor or either of the Vendor's Affiliates under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

     (c)  the Excluded Liabilities;

     (d) any non-compliance with bulk sales legislation in the jurisdictions in which the Assets are located; or

     (e) any product liability claims in respect of any product of the Business produced or sold by the Vendor prior to the Closing Date, except where the claims arise or result from the actions of the Purchaser after the Closing Date.

6.2 INDEMNITY BY THE PURCHASER. Subject to Section 6.10, the Purchaser shall indemnify and hold the Vendor and its directors, officers, employees, agents and representatives and the Vendor's Affiliates and their directors, officers and employees harmless in respect of any Claim which may be made or brought against an Indemnified Party or which an Indemnified Party may suffer or incur directly as a result of, in respect of or arising out of:

     (a) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

     (b) any breach of or any non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

     (c)  the Assumed Liabilities;

     (d) any product liability claims in respect of any product of the Business produced or sold by the Purchaser from the Closing Time (other than any products purchased from the Vendor under the Co-Pack Agreement, which products shall be subject to the provisions thereof), except where the claims arise or result from the actions of the Vendor prior to the Closing Date; and

     (e)  the failure by the Purchaser to perform its obligations under
          Section 3.6 of this Agreement;

     (f) any action of the Vendor taken at the request and under the direction of the Purchaser pursuant to Section 3.6, including the termination of a Contract, Personal Property Leases or Real Property Lease; and

     (g) arising out of the financing to be obtained by the Purchaser in connection with the transactions contemplated herein except for Claims which arise from matters for which the Purchaser is entitled to indemnification from the Vendor hereunder.

6.3       REAL PROPERTY LEASE RIGHTS INDEMNITY.

     (1) Where the Vendor is holding Rights with respect to any Real Property Leases pursuant to Section 3.6 and, such Real Property Lease is terminated arising out of the inability of the Vendor and the Purchaser to obtain a Consent from the other party to such Real Property Lease (the "Landlord"), the Vendor shall, within 30 days following such termination, pay to the Purchaser liquidated damages in an amount equal to the product of (a) the EBITDA of the relevant Laura Secord Shop for calendar year 1998, as set forth in Schedule 6.3(1) hereto, and (b) 4.5 (provided that the Vendor shall not have any liability under this Section 6.3(1) unless, and only to the extent, that the aggregate 1998 EBITDA for all Laura Secord Shops whose Real Property Leases are so terminated exceeds $400,000).

     (2) Where a Landlord has imposed conditions to the obtaining of Consent which are not contemplated in the Real Property Lease or arise from its ability to terminate in lieu of consenting and Purchaser and Vendor agree to satisfy such conditions rather than permit the termination, the Vendor shall pay to Purchaser liquidated damages equal to the difference between the increased costs over the remaining applicable term (without renewals or extensions) of such Real Property Lease which would be incurred if the conditions to obtaining the Landlord's Consent are satisfied and the costs which would be incurred under the Real Property Lease if the Landlord's Consent had been obtained.

     (3) For greater certainty, the Vendor shall pay to the Purchaser any amounts contemplated by any Real Property Lease to be paid by the tenant thereunder upon the transfer or assignment of such Real Property Lease other than increased rents for which the Purchaser shall pay.

6.4 NOTICE OF CLAIM. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of
Section 6.1, 6.2 or 6.3, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party; provided, however, that any failure to give such notice shall not affect any Indemnified Party's rights or remedies hereunder except to the extent that the rights of the Indemnifying Party are prejudiced thereby. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

     (a)  the factual basis for the Claim; and

     (b)  the amount of the Claim, if known.

6.5 DIRECT CLAIMS. In the case of a Direct Claim, the Indemnifying Party shall have 30 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

6.6 THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to so participate or to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption; provided that the Indemnifying Party may participate in, but shall not control, any Claim for injunctive relief. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, or
(ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer or distributor relating to products or services supplied by the Business, (B) a Third Party Claim brought by an Employee, or (C) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration from which there shall be no appeal.

6.7 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the bona fide settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

6.8       INTEREST ON CLAIMS.  The amount of any Claim submitted under
Section 6.1, 6.2 or 6.3 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof or the date damages are otherwise incurred by the Indemnified Party at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

6.9 GST GROSS-UP. Where the amount of a payment in respect of any Claim submitted under Section 6.1, 6.2 or 6.3 as damages or by way of indemnification as determined without regard to this Section 6.9 is subject to GST, the Indemnifying Party shall pay such GST on the amount of such payment.

6.10 LIMITATIONS. No Party shall have any Liability for indemnification pursuant to Section 6.1(a) or Section 6.2(a) unless and until the accumulated aggregate of Claims of the Indemnified Party under such sections exceeds $750,000, following which all accumulated Claims under such sections up to the $750,000 threshold and all additional Claims under such sections shall be recoverable as provided in this Agreement; provided however, that if, with respect to any particular condition, event or circumstance, the Vendor may have liability under both Sections 6.1(a) and (c), the liability under
Section 6.1(c) shall apply and the limitations set forth in this first sentence of Section 6.10 shall not apply. Under no circumstances shall a Party have any liability under this Agreement, or any related agreement, for direct damages in an aggregate amount greater than $40,000,000 or for any indirect or consequential damages. The limitations set forth in this Section
6.10 shall not apply to a breach of or inaccuracy in Sections 5.1(2),(3),(4),
(12)(c), (25)(a) or (26)(b). The indemnification provided in Article 6 shall not limit any liability of the Vendor or the Purchaser which may arise from such Party's or its Affiliate's fraudulent or criminal conduct.

                                   ARTICLE 7

                                 INTERIM PERIOD

7.1 INVESTIGATION. Until the Closing Date, the Purchaser and its officers, employees, attorneys, accountants, lenders and other authorized representatives and advisers shall be permitted to make such investigations, inspections, surveys or tests, including, without limitation, undertaking environmental and employee-benefits related assessments, of the Business and the Assets and of their respective financial and legal condition as the Purchaser deems necessary or desirable to familiarize itself with the Assets and other matters, provided that the Purchaser shall not contact employees, customers or suppliers of the Vendor without the Vendor's consent which consent will not be unreasonably withheld and provided further that all confidentiality agreements required by the Vendor have been executed.
Without limiting the generality of the foregoing, the Purchaser shall, during normal business hours, be permitted access to all documents relating to information scheduled or required to be disclosed under this Agreement, the Employees, books, contracts, records regarding suppliers, customers and regulators and other records of the Vendor Related to the Business. The Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary.

7.2       ACTION DURING INTERIM PERIOD.  During the Interim Period, the
Vendor shall:

     (a) carry on the Business in the normal course and use its reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers, employees, consultants and agents, to maintain its present suppliers, distributors, advertisers, creditors and customers and to preserve its goodwill;

     (b) keep the Assets in good operating condition and repair (ordinary wear and tear excepted) having regard for their present use in the Business;

     (c) notify the Purchaser immediately of any Material Adverse Change and of any breach of any representation, warranty or covenant in this Agreement;

     (d) not do any act or omit to do any act that would cause a material breach of any contract, commitment or obligation of the Vendor, or would constitute a material breach of any representation, warranty, covenant or agreement contained in this Agreement;

     (e) not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any properties or assets of the Business, except for Inventory purchased, sold or otherwise disposed of in the ordinary course of the Business consistent with past practice;

     (f) not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses, and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any employee of the Business, except (i) in the ordinary course of the Business consistent with past practice or (ii) pursuant to existing plans or agreements disclosed in the Schedules;

     (g) not enter into, or become obligated under, any Contract material to the Business or involving the payment to (or by) the Vendor of more than $50,000 over the term thereof except with the consent of the Purchaser acting reasonably;

     (h) not change, amend, terminate or otherwise modify any Contract or Real Property Lease to which the Vendor is a party in any material respect; and

     (i) maintain in full force and effect with respect to the Business, policies of insurance of the same type, character and coverage as the policies currently carried;

     (j) not permit or allow any of the Assets to be subject to any Lien (other than Permitted Liens);

     (k) not change the Business's accounting methods, principles or practices (including, without limitation, any change in reserve policies, depreciation or amortization methods, policies or rates of income recognition methods);

     (l) not make any commitments for capital expenditures requiring payment after the Closing Time with respect to the Business in excess of $50,000 individually or $250,000 in the aggregate without the prior written consent of the Purchaser;

     (m) not solicit or encourage, directly or indirectly through agents (by way of furnishing information or otherwise), any inquiries or proposals for the acquisition of the Assets or Business of the Vendor, and to deal exclusively with the Purchaser with respect to the sale of the Assets;

     (n)  not agree to do any of the items prohibited by this Section 7.2.

7.3 CONSENTS AND APPROVALS. Without limiting the rights and remedies of the Purchaser contained elsewhere in this Agreement (including, without limitation, Sections 3.6 and 4.1), the Vendor shall use all commercially reasonable efforts to obtain all Consents and Approvals before and after the Closing Date at the Vendor's own expense, including entering into any and all agreements contemplated by the Real Property Leases to obtain such Consents and Approvals. Without limiting its rights under Section 6.3, the Purchaser shall use all commercially reasonable efforts to assist the Vendor in connection with obtaining the Consents and Approvals, including disclosing financial records and other information requested by landlords (consistent with any and all requirements under the Real Property Leases or the need to obtain consents and approvals thereunder) and entering into any and all agreements contemplated by the Real Property Leases to obtain such Consents and Approvals. Attached hereto as Exhibit 7.3 is a draft form of consent in respect of an assignment of the Real Property Leases (the "Consent to Assignment of Lease").

7.4 REGULATORY APPROVALS. The Vendor shall cooperate with the Purchaser and render all reasonable assistance required by the Purchaser in connection with any application, notification or filing of the Purchaser to or with the Bureau of Competition Policy pursuant to the COMPETITION ACT (Canada). Without limiting the foregoing the Vendor and the Purchaser agree that they will, no later than 6:00 (Toronto time) on May 27, 1999, jointly file with the Bureau of Competition Policy, Industry Canada (a) a letter requesting an advance ruling certificate pursuant to Section 102(1) of the COMPETITION ACT (Canada); and (b) a short form pre-merger notification pursuant to Section 114 of the COMPETITION ACT (Canada), both in respect of the transaction contemplated by this Agreement.

7.5 CONSENT OF DELOITTE & TOUCHE. The Vendor shall cause Deloitte & Touche LLP, Chartered Accountants, to consent to the use by the Purchaser in its financing of the acquisition of the Assets hereunder of their report on the Annual Financial Statements and their "letter of comfort" on the Interim Financial Statements which form part of the Financial Statements.

                                   ARTICLE 8

                                   EMPLOYEES

8.1 OFFER OF EMPLOYMENT. As of the Closing Time, the Purchaser shall offer employment to each of the Employees other than the Absent Employees. Upon the return to work of any Absent Employee, the Purchaser shall offer employment to each such Absent Employee. Each offer of employment to an Employee shall be for compensation which is comparable to the compensation which presently exists for each such Employee and for benefits (other than pension benefits which are dealt with separately) which are in the aggregate for each Employee classification substantially of comparable value to those which presently exist for the Employees of such classifications. Schedule
8.1 lists the applicable Employee classifications. Nothing in this Agreement shall be deemed to restrict the right of the Purchaser to deal with such Employees who accept such employment with the Purchaser as employees at will in the same manner as it would be free to deal with such Employees in the absence of this Agreement. The Vendor shall render all reasonable assistance to encourage each Employee to accept the Purchaser's offer of employment. Where elsewhere in this Article 8 or in any Schedule to this Article 8 reference is made to certain events or transactions occurring with respect to Transferred Employees on or effective as of the Closing Date or Closing Time, references to the "Closing Date" or "Closing Time" shall, in the case of an Absent Employee who subsequently becomes a Transferred Employee be read as references to the date on which such Absent Employee becomes a Transferred Employee.

8.2       SETTLEMENT BY VENDOR.

     (1) Subject to Section 8.2(2), on the Closing Date, the Vendor shall settle with or pay to each of the Transferred Employees who accepts an offer of employment from the Purchaser pursuant to Section 8.1 all salaries, commissions, bonuses (including any bonuses due as a result of the consummation of the transactions contemplated hereby), and other amounts that may become payable to or receivable by such Transferred Employees for all periods before the Closing Time (other than banked or accumulated vacation with pay credits in respect of their employment with the Business, which are addressed in Section 2.4(b)).

     (2) The Purchaser acknowledges that certain commission and bonus amounts payable to Transferred Employees, if any, cannot be determined until after the Closing Time. Accordingly, the Vendor agrees to pay to the Purchaser or to the entitled Transferred Employee as soon after the Closing Date as practicable the commission and bonus entitlement, including all payroll taxes, of each Transferred Employee and the Vendor agrees to indemnify and hold the Purchaser harmless from and against any Claims made by Transferred Employees in respect of such commission and bonus amounts. The Purchaser acknowledges its obligation to pay to the applicable Transferred Employees the appropriate amounts it received from the Vendor and agrees to indemnify and hold the Vendor harmless from and against any Claims made by Transferred Employees in respect of such commission and bonus amounts to the extent that the amounts are properly transferred to it by the Vendor.

8.3 CLOSING STATEMENT OF EMPLOYEES. On the date hereof, the Vendor shall deliver to the Purchaser an up-to-date list of all Employees as
Schedule 8.3. On the Closing Date, the Vendor shall also deliver to the Purchaser an up-to-date list of all Employees as at the Closing Time if any changes have occurred in respect of the information provided in Schedule 8.3.

8.4       PENSION/BENEFIT PLANS.

     (1)  VENDOR'S SALARIED PENSION PLAN

          (a) Effective as of the Closing Date, the Transferred Employees who participate in the Vendor's Salaried Pension Plan shall cease to participate in and accrue benefits thereunder.

          (b) Effective as and from the Closing Date, the Purchaser shall establish and register, or shall cause to be established and registered, with the appropriate federal and provincial regulatory authorities, at its own expense, as soon as practicable following the Closing, a pension plan to replace the Vendor's Salaried Pension Plan in respect of the Transferred Employees (the "Purchaser's Salaried Pension Plan"). Subject to the receipt by the funding agent of the Purchaser's Salaried Pension Plan of the Salaried Required Amount, as adjusted in accordance with subparagraphs (e) and (f) hereof, the Purchaser's Salaried Pension Plan shall assume and discharge all liabilities for benefits accrued by the Transferred Employees under the Vendor's Salaried Pension Plan up to the Closing Time.

               The Purchaser's Salaried Pension Plan shall provide to each Transferred Employee: (i) subject to the receipt by the funding agent of the Purchaser's Salaried Pension Plan of the Salaried Required Amount, as adjusted in accordance with subparagraphs (e) and (f) hereof, benefits for his period of service with the Vendor prior to the Closing Date (to the extent benefits for such period of service were provided to him under the Vendor's Salaried Pension Plan) which are identical to the benefits provided to him under the Vendor's Salaried Pension Plan as constituted at the Closing Date and as modified by amendments, if any, required by Applicable Law; and (ii) benefits for his period of service with the Purchaser on and after the Closing Date which are no less favourable than the benefits provided to him under the Vendor's Salaried Pension Plan as constituted at the Closing Date and as modified by amendments, if any, required by Applicable Law. In addition, to the extent permitted by Applicable Law, the Purchaser's Salaried Pension Plan shall permit surplus assets to be used to reduce and/or eliminate the Purchaser's contribution obligations under the Purchaser's Salaried Pension Plan.

               The Purchaser shall be required to maintain the Purchaser's Salaried Pension Plan for at least two years from and after the Closing Date without any amendment that is materially adverse to the participants in such plan.

          (c) As soon as practicable following the Closing Date, the Vendor shall cause its actuary to determine the amount (in cash, assets or a combination of cash and assets, to be determined by mutual agreement of the Vendor and the Purchaser) which is necessary to satisfy all liabilities accrued under the Vendor's Salaried Pension Plan in respect of the benefits which have accrued to Transferred Employees and their respective beneficiaries thereunder as at the Closing Date (the "Salaried Required Amount") and to report this amount to the Purchaser's actuary for its review and agreement. The liabilities to be utilized for this purpose shall be the greater of on-going and solvency liabilities and shall be calculated using the actuarial methods and assumptions set forth in Exhibit 8.4(1) hereto.

               If within 120 days after the Closing Date or such other period as is agreed to by the Vendor and the Purchaser, the respective actuaries of the Vendor and the Purchaser cannot reach agreement on the determination of the Salaried Required Amount, such determination shall be referred to and settled with final and binding effect by an independent actuary mutually acceptable to the Vendor and the Purchaser. In the event that the Vendor and the Purchaser are unable to agree upon the independent actuary to be retained to make such final and binding determination within 150 days after the Closing Date or such other period as is agreed to by the Vendor and the Purchaser, the independent actuary who shall make such determination shall be appointed by a retired judge of the Ontario Court (General Division), as mutually agreed, who is engaged in the private provision of arbitration services. In the event that an independent actuary is appointed pursuant to this subparagraph (c), the costs, fees and expenses which are associated with and result from his appointment shall be borne equally by the Vendor and the Purchaser.

          (d) As soon as practicable after the determination of the Salaried Required Amount and subject to receipt by the Vendor of such regulatory approvals as may be required and receipt by the Purchaser of written confirmation that the Purchaser's Salaried Pension Plan has been accepted for registration by the applicable regulatory authorities, the Vendor shall cause the funding agent of the Vendor's Salaried Pension Plan to transfer the Salaried Required Amount, adjusted in accordance with subparagraphs (e) and (f) hereof, to the funding agent of the Purchaser's Salaried Pension Plan. The date on which assets are transferred pursuant to this subparagraph (d) shall be referred to as the "Salaried Transfer Date".

               If the transfer amount with respect to the Vendor's Salaried Pension Plan approved by the regulatory authorities exceeds the Salaried Required Amount, such excess shall be added to and included in the Salaried Required Amount for the purposes of this
               Section 8.4(1) and the Purchaser shall be required to pay to the Vendor an amount equal to such excess to the extent that the Purchaser may, under Applicable Laws, use such excess in any manner including, without limitation, for benefit improvements and/or to reduce and/or eliminate the Purchaser's contribution obligations under the Purchaser's Salaried Pension Plan. If the Salaried Required Amount shall exceed the maximum transfer amount permitted by the regulatory authorities to be transferred from the Vendor's Salaried Pension Plan, the Salaried Required Amount shall be reduced to equal the maximum transfer amount so permitted by the regulatory authorities and the Vendor shall not be required to pay any amount to either the Purchaser or the Purchaser's Salaried Pension Plan in respect of such reduction.

               Written confirmation of any and all regulatory approvals and confirmations required pursuant to this subparagraph (d) shall be forwarded by each party to the other forthwith upon receipt.

          (e) The Vendor shall, from the Closing Date to the Salaried Transfer Date, and on behalf of and at the expense of the Purchaser's Salaried Pension Plan, record or cause to be recorded as required all disbursements (including, without limitation, returns of contributions, periodic or lump sum benefit payments and funding agent, custodial, actuarial and investment management expenses) relating to the Transferred Employees in respect of and on behalf of the Purchaser's Salaried Pension Plan. The amount of the aforesaid disbursements, as adjusted in accordance with subparagraph (f), shall be deducted from the Salaried Required Amount.

          (f) The adjustment that shall be made to the Salaried Required Amount from the Closing Date to the end of the calendar month immediately preceding the Salaried Transfer Date shall be computed based on the fund rate of return in respect of the Vendor's Salaried Pension Plan during that period and the adjustment that shall be made to the Salaried Required Amount from the end of the calendar month immediately preceding the Salaried Transfer Date to the Salaried Transfer Date shall be based upon the prevailing rate for 30-day Government of Canada Treasury Bills as at the end of the calendar month immediately preceding the Salaried Transfer Date.

          (g) The Vendor and the Purchaser shall cooperate with each other whenever necessary and utilize their reasonable efforts to give effect to the provisions of this Section 8.4(1).

     (2) BENEFIT PLANS. Effective as of the Closing Date, the Purchaser shall establish, cause to be established or designate employee benefit plans (the "Purchaser's Benefit Plans") to provide group non-pension benefits for the Transferred Employees as and from the Closing Date. The Purchaser's Benefit Plans shall provide to the Transferred Employees group non-pension benefits which are no less favourable, in the aggregate, than the group non-pension benefits provided to the Transferred Employees under the employee benefit plans of the Vendor (the "Vendor's Benefit Plans") as constituted at the Closing Date. Transferred Employees shall, with effect as of the Closing Date, cease to participate in and accrue benefits under the Vendor's Benefit Plans and shall, effective as of the Closing Date, commence participation in and accrue benefits under the Purchaser's Benefit Plans. The Purchaser shall be responsible under the Purchaser's Benefit Plans for any and all amounts payable by reason of or in connection with any and all claims of Transferred Employees incurred on or after the Closing Date. The Vendor shall retain responsibility under the Vendor's Benefit Plans for all amounts payable by reason of or in connection with any and all claims incurred by the Employees before the Closing Date. For the purposes of this Section 8.4(2), a claim shall be deemed to have been incurred on the date of occurrence of an injury, the diagnosis of an illness or any other event giving rise to such claim or series of related claims.

     (3) GROUP RRSP. Certain of the Transferred Employees presently participate in a group registered retirement savings plan sponsored by the Vendor. Effective as of the Closing Date, the Purchaser shall establish a group registered retirement savings plan with each institution at which the Vendor's group registered retirement savings plan is then operated. The Purchaser's group registered retirement savings plan shall, effective as of the Closing Date, replace the Vendor's group registered retirement savings plan insofar as the Transferred Employees are concerned.

8.5 EMPLOYEE CLAIMS. The Vendor shall retain responsibility for and satisfy its obligations with respect to proceedings, grievances, complaints, demands and claims under the WORKPLACE SAFETY AND INSURANCE ACT, EMPLOYMENT STANDARDS ACT, HUMAN RIGHTS CODE, PAY EQUITY ACT, OCCUPATIONAL HEALTH & SAFETY ACT and the LABOUR RELATIONS ACT and similar legislation in all provinces in which the Business operates, provided that such proceedings, grievances, complaints, demands and claims or the events giving rise thereto occur or originate prior to the Closing Date.

                                   ARTICLE 9

                              POST-CLOSING MATTERS

9.1 CHANGE OF NAME. Within 15 days of the Closing Date, the Vendor shall cancel all registrations of business names and trade names included in the Trademarks transferred to the Purchaser and provide the Purchaser with proof of having done so. Without limiting the generality of the foregoing, within 15 days of the Closing Date, the Vendor shall amend the articles of LSI, and file such articles, to change the name of LSI to one which does not contain "Laura Secord" or variations thereof.

9.2 CO-OPERATION IN FILING OF RETURNS. The Purchaser agrees to provide to the Vendor all reasonable co-operation following the Closing Date in connection with the filing of all applicable tax returns of the Vendor in respect of which the Books and Records delivered to the Purchaser pursuant to this Agreement are relevant.

9.3 NON-MERGER. Each party hereby agrees that all provisions of this Agreement, other than (i) the conditions in Article 4 and (ii) the representations and warranties contained in Article 5 and the related indemnities in Sections 6.1 and 6.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

9.4 FURTHER ASSURANCES. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require (and at the other Party's expense unless such Party is otherwise required by this Agreement to do, execute or deliver such action, document or thing is required by this Agreement) for the purposes of giving effect to this Agreement. The Vendor covenants and agrees to cause its Affiliates to cooperate under this Section 9.4 where applicable.

9.5 UPC CODES. The Purchaser shall be entitled to continue to use, after the Closing, all UPC codes used in association with the products of the Business branded under the Trademarks. Any governmental regulation with respect thereto shall be the responsibility of the Purchaser.

9.6       PRESERVATION AND ACCESS TO RECORDS.

     (1) The Purchaser agrees that it shall preserve and keep the Books and Records acquired by it pursuant to this Agreement for a period of six years after Closing, or for any longer periods as may be required by any Applicable Laws. The Purchaser shall make such Books and Records available to the Vendor as may be reasonably required by the Vendor in connection with (i) any insurance claims by, legal proceedings by or against or governmental investigations of the Vendor or Affiliates and (ii) any Taxes or regulatory matter or any Applicable Law. The Vendor shall have the right, at its sole expense, to make and retain copies of all Books and Record made available pursuant to this Section 9.6.

     (2) The Vendor agrees that it shall preserve and keep all books and records not acquired by the Purchaser pursuant to this Agreement for a period of six years after Closing, or for any longer periods as may be required by any Applicable Law or ongoing litigation. The Vendor shall make such books and records available to the Purchaser as may be reasonably required by the Purchaser in connection with (i) any insurance claims by, legal proceedings by or against or governmental investigations of the Purchaser or its Affiliates and (ii) any Taxes or regulatory matter or any Applicable Law. The Purchaser shall have the right, at its sole expense, to make and retain copies of all books and records made available pursuant to this Section 9.6.

     (3) In the event that either the Purchaser or the Vendor wishes to destroy any books and records which are required to be preserved hereunder after such time as they are no longer required to be preserved, the Purchaser or the Vendor, as the case may be, shall first give 90 days' prior written notice to the other Party, and the Purchaser or the Vendor, as the case may be, shall have the right, at its sole option and expense, to take possession of such books and records within 60 days after the date of such notice.

9.7 NO ADVERSE ACTION. After the Closing Date, the Vendor shall not make a false or misleading statement tending to discredit the business, products or services of the Business or that is likely to have the effect of depreciating the value of the goodwill of the Business.

9.8 DIXIE FORMULA. After the Closing Date, the Purchaser and its Affiliates shall not: (a) manufacture, distribute or sell, or cause to be manufactured, distributed or sold, in Canada any product using the specifications and formulae set forth in Schedule 9.8 to be annexed to this Agreement on Closing (the "Dixie Formula") as a flow wrapped count good; (b) manufacture, distribute or sell, or cause to be manufactured, distributed or sold, outside of Canada any product using the Dixie Formula other than for, to or in retail stores operated by the Purchaser, its Affiliates or its licensed franchisees; and (c) make any comparisons between (i) the Dixie Formula and the specifications and formulae used by or for the Vendor in the manufacture of its "Turtles" product and (ii) the "Dixies" and "Puppy Paws" products using the Dixie Formula and the "Turtles" product, in any manner whatsoever including, without limitation, in verbal or written advertisement, marketing or sales promotion or training materials. The Vendor acknowledges and agrees that, notwithstanding anything to the contrary set forth in this
Section 9.8, the Purchaser and its Affiliates may continue to manufacture, distribute and sell the "Pixie" and "Pecan Dixie" products that it has manufactured, distributed and sold prior to the date of this Agreement without using the Dixie Formula.

                                   ARTICLE 10

                                    GENERAL

10.1 EXPENSES. Except as otherwise provided in this Agreement, each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker's commission, finder's fee or like payment payable by it in respect of the purchase and sale of the Assets pursuant to this Agreement.

10.2 PAYMENT OF TAXES AND FEES. Except as otherwise provided in this Agreement, the Purchaser and the Vendor agree that each shall pay one-half of all the transfer, sales or similar taxes applicable to or resulting from the transactions contemplated by this Agreement (net of any credits available to the Purchaser). The Purchaser agrees that it shall pay all filing fees in connection with any application or filing under the COMPETITION ACT (Canada) in connection with the transactions contemplated by this Agreement. The Vendor agrees that it shall pay all reasonable administrative fees to facilitate the obtaining of the landlords' consents.

10.3 POST-CLOSING DELIVERIES. After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one Party but directed toward or due to the other Party shall be promptly delivered to the other Party.

10.4      NOTICES.

     (1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

     (a)  if to the Vendor, to:

          Nestle Canada Inc.
          25 Sheppard Avenue West
          North York, ON M2N 6S8

          Fax: (416) 218-2677
          Attention:  Terrence Ellwood (Senior Vice-President and General
                      Counsel)
          and with a copy to:

          Blake, Cassels & Graydon
          Box 25, Commerce Court West
          Toronto, Ontario
          M5L 1A9

          Fax:  (416) 863-2653
          Attention:  Brian Westlake

     (b)  if to the Purchaser, to:

          Archibald Candy Corporation
          1137 West Jackson Boulevard
          Chicago, Illinois 60607

          Fax:  (312) 243-3992
          Attention:  Ted A. Shepherd

          and with a copy to:

          Winston & Strawn
          35 West Wacker Drive
          Chicago, Illinois 60601-9703

          Fax: (312) 558-5700
          Attention:  Joseph A. Walsh, Jr.

     (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

     (3)  Any Party may from time to time change its address under this
Section 10.4 by notice to the other Party given in the manner provided by this Section.

10.5 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

10.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written with the exception of the confidentiality agreement dated September 15, 1998 between the Purchaser and Rhone Group LLC, on behalf of the Vendor. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

10.7 WAIVER AND AMENDMENT. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature). No amendment of any provisions of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by the Purchaser and the Vendor.

10.8 SEVERABILITY. Any provision of this Agreement which is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

10.10 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party; provided that the Vendor, LSI and 980880 Ontario Inc. may amalgamate and the Purchaser may assign all or any part of the benefit of this Agreement to one or more Affiliates but shall in no event be released from any obligations under this Agreement.

10.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

10.12 ANNOUNCEMENTS. Each of the Parties agrees that it will not, before the Closing Date, make any public announcement concerning the transactions contemplated by this Agreement or related negotiations regarding the Business without the other Party's prior written approval, except as may be required by Applicable Law. If such announcement is required by Applicable Law, the Party required to make the announcement will inform the other Party of the contents of the announcement proposed to be made and will use reasonable efforts to obtain the other Party's approval of the announcement, such approval not to be unreasonably withheld.

10.13 NO THIRD PARTY BENEFICIARIES. Neither the Purchaser nor the Vendor intend any portion of this Agreement to create any rights or interest, except as between the Purchaser and the Vendor, and no present or future employees of either party (or any dependents of such employees) nor any Person (including without limitation any creditor of the Vendor or the Purchaser) is entitled to rely upon any portion of this Agreement or be treated as third party beneficiaries in or under this Agreement.

10.14 BULK SALES WAIVER. The Purchaser hereby waives compliance by the Vendor with the provisions of bulk sales legislation in the jurisdictions where the Assets are located.

10.15 AFFILIATES. To the extent that any of the Business or any of the Assets or Liabilities Related to the Business are the property or the obligation of LSI or SPN, the Vendor shall arrange for LSI or SPN, as applicable, to fulfil their respective obligations as undertaken by the Vendor pursuant to this Agreement with respect thereto and the Vendor shall be solely responsible for the performance thereof.

10.16 CONFIDENTIALITY. The Purchaser agrees that any information relating to the Business including, without limitation, financial and other information relating to the operations of the Business (collectively "Information") furnished to it by the Vendor or its Affiliates or any of their officers, directors, employees, agents or representatives, shall until Closing be used solely for the purposes of the transaction contemplated by this Agreement and for no other purpose; and such Information shall be kept confidential. Until the Closing, the Purchaser agrees to provide access to Information only to such of its officers, directors, consultants, employees and representatives as it may in good faith decide have a need for such Information for the exclusive purposes of this Agreement. All such personnel shall be informed of the confidential nature of the Information and shall agree to retain it in confidence. Until Closing, the Purchaser agrees not to make Information available to any other person, firm or entity for any purpose whatsoever except to its lenders or as may be required by law without the prior written consent of the Vendor. If for any reason the Closing does not occur, the Purchaser shall immediately return to the Vendor all Information provided to the Purchaser and all copies thereof, and shall destroy all analyses made from the Information.

          The Purchaser's obligation of confidentiality shall not apply to any Information which:

     (a)  is in the public domain at the time of such disclosure by the Vendor;
          or

     (b) enters the public domain through no fault of the Purchaser subsequent to the time of disclosure by the Vendor to the Purchaser; or

     (c) is in the possession of the Purchaser on a non-confidential basis at the time of the Vendor's disclosure thereof to the Purchaser; or

     (d) subsequent to the time of the Vendor's disclosure thereof to the Purchaser, is rightfully communicated to the Purchaser by a third party which party is free of any obligation or confidence in favour of the Vendor.

          In the event that the Purchaser, or anyone to whom the Purchaser transmits Information becomes legally compelled to disclose any of the Information, the Purchaser agrees to provide the Vendor with prompt written notice so that the Vendor may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the provisions of this Section. In the event that such protective order or other remedy is not obtained, or the Vendor waives compliance with the provisions of this Section, the Purchaser agrees that it will furnish only that portion of the Information which the Purchaser is advised in writing by its counsel is legally required to be disclosed. The Purchaser will exercise reasonable efforts to assist the Vendor to obtain a protective order or other reliable assurance that confidential treatment will be accorded such Information.

          The Vendor agrees that, from and after the Closing, it shall keep confidential and not disclose to any Person all confidential or proprietary information relating to the

Business and the Assets, including financial and other information relating to the operation of the Business, except as otherwise contemplated by Section 5.1(26).

          IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first written above.


                                       NESTLE CANADA INC.



                                       By:       /s/ James Singh
                                            -----------------------------------
                                       Name:   James Singh
                                       Title:  Executive Vice-President
                                               and Chief Financial Officer



                                       ARCHIBALD CANDY CORPORATION



                                       By:       /s/ Ted A. Shepherd
                                            -----------------------------------
                                       Name:   Ted A. Shepherd
                                       Title:  President and Chief Operating
                                                  Officer